UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.  )

Filed by the Registrant ☒  Filed by a Party other than the Registrant ☐

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☐	Definitive Proxy Statement
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☐	Soliciting Material Pursuant to § 240.14a-12

Splunk Inc.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 17, 2023

Splunk Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-35498	86-1106510
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

270 Brannan Street

San Francisco, California 94107

(Address of principal executive offices)

Registrant’s telephone number, including area code: (415) 848-8400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, par value $0.001 per share	SPLK	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

☐ Emerging Growth Company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.☐

Item 8.01	Other Events

As previously disclosed, on September 20, 2023, Splunk Inc. (“Splunk” or the “Company”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) by and among the Company, Cisco Systems, Inc., a Delaware corporation (“Cisco” or “Parent”), and Spirit Merger Corp., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), pursuant to which Merger Sub will merge with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of Parent. The Company filed a definitive proxy statement (the “Proxy Statement”) with the Securities and Exchange Commission (the “SEC”) on October 30, 2023, in connection with, among other things, the Merger Agreement. Qatalyst Partners LP (“Qatalyst Partners”) and Morgan Stanley & Co. LLC (“Morgan Stanley”) served as financial advisors to the Company.

Certain Litigation

Following the announcement of the Merger, complaints were filed in the United States District Court for the Northern District of California and the United States District Court for the District of Delaware by purported stockholders against the Company and its directors: Agarwal v. Splunk et al., C.A. No. 3:23-cv-05680 (N.D. Cal.); Scott v. Splunk, Inc. et al., C.A. No. 1:23-cv-01281 (D. Del.); Philips v. Splunk Inc. et al., C.A. No. 1:23-cv-01284 (D. Del.).  The complaints each assert violations of Section 14(a) and Section 20(a) of the Exchange Act and allege that the proxy statement filed in connection with the proposed transaction between Splunk and Cisco omitted certain purportedly material information regarding, among other things, the background of the Merger, the Company’s financial projections and Qatalyst Partners’ and Morgan Stanley’s financial analyses.

In addition, on November 3, 2023, a purported stockholder of Splunk filed a lawsuit in the Superior Court of the State of California in and for the County of Sonoma: Garfield v. Carges et al., No. 23CV01181 (Cal. Super. Ct.).  The complaint asserts violations of Section 25401 of the California Corporations Code and California common law because the proxy statement purportedly omits material information or contains misleading disclosures regarding, among other things, the background of the Merger, the Company’s financial projections and Qatalyst Partners’ and Morgan Stanley’s financial analyses.

As previously disclosed in the Proxy Statement, Splunk also received demands on behalf of purported stockholders alleging that the proxy statement filed in connection with the proposed Merger omitted certain purportedly material information.

While the Company believes that the disclosures set forth in the Proxy Statement comply fully with all applicable law and denies the allegations in the Complaints, in order to moot plaintiffs’ disclosure claims, avoid nuisance and possible expense and business delays, and provide additional information to its stockholders, the Company has determined to voluntarily supplement certain disclosures in the Proxy Statement related to plaintiffs’ claims with the supplemental disclosures set forth below (the “Supplemental Disclosures”). Nothing in the Supplemental Disclosures shall be deemed an admission of the legal merit, necessity or materiality under applicable laws of any of the disclosures set forth herein. To the contrary, the Company specifically denies all allegations that any additional disclosure was or is required or material.

SUPPLEMENTAL DISCLOSURES

The Supplemental Disclosures should be read in conjunction with the Proxy Statement, which should be read in its entirety, including the cautionary notes regarding the risks and limitations associated with relying on prospective financial information. The inclusion in the Supplemental Disclosures to the Proxy Statement of certain summary unaudited prospective financial information should not be regarded as an indication that any of the Company, Parent or their respective affiliates, officers, directors or other representatives, or any other recipient of this information, considered, or now considers, it to be material or to be reliably predictive of actual future results, and the unaudited prospective financial information should not be relied upon as such. To the extent defined terms are used but not defined herein, they have the meanings set forth in the Proxy Statement.

The disclosure under the section captioned “Background of the Merger” on page 31 of the Proxy Statement is hereby amended and supplemented as follows:

The disclosure under the section captioned “Background of the Merger” is hereby amended and supplemented by adding the following underlined text in the fifth full paragraph of such heading on page 34 of the Proxy Statement:

Due to the fact that Splunk had received an actual transaction proposal from Cisco at this time, the Board of Directors also discussed whether it would be prudent to establish a committee of the Board of Directors to allow for flexible and timely oversight and support of management in its discussions with Cisco under circumstances where it might not be practicable to frequently assemble the full Board of Directors. After discussion, the Board of Directors approved the formation of a committee (the “Transaction Committee”), comprised of Graham Smith, Kenneth Hao, David Tunnell and Rick Wallace, to facilitate the Board of Directors’ active involvement in Splunk’s discussions and consideration of strategic alternatives, including potential negotiations with Cisco (or any other party), but without authority to approve any transaction or the terms and conditions thereof. The Board of Directors, with input from legal counsel, concluded that no members of the Board of Directors appeared to have any apparent conflicts of interest that would disqualify a director from overseeing Splunk’s engagement with Cisco or serving on the Transaction Committee. In particular, the Board of Directors noted that, due to the nature and economics of the investments of Silver Lake Partners and H&F in the Company, the interests of Messrs. Hao and Tunnell were aligned with the Company’s stockholders. The Transaction Committee was not created to address any actual or perceived conflict of interest, and the members of the Transaction Committee were not paid any additional compensation for serving on the Transaction Committee. The Board of Directors also discussed the need to retain a financial advisor to conduct financial analyses of any proposal or proposed transaction (and the terms and conditions thereof), to assist Splunk in negotiations and to help the Board of Directors evaluate strategic alternatives. After discussion, the Board of Directors determined to engage Qatalyst Partners and Morgan Stanley based on their respective pre-existing relationships with Splunk, including Qatalyst Partners’ engagement during the discussions with Cisco in 2022 as well as its knowledge of Splunk and Morgan Stanley’s long-standing relationship advising Splunk since its initial public offering and ongoing strategic dialogue with Splunk, as well as their respective reputations, expertise and experience advising enterprise software companies in connection with transactions of a similar nature. The Board of Directors authorized and instructed the management team to negotiate the terms of these engagements, subject to review and approval of the Board of Directors or the Transaction Committee.

The disclosure under the section captioned “Background of the Merger” is hereby amended and supplemented by adding the following underlined text in the penultimate paragraph of such heading on page 39 of the Proxy Statement:

In addition, following the September 13 meeting of the Board of Directors, Cisco also began discussions and negotiations with Mr. Steele, Mr. Casey and Christian Smith, Splunk’s Senior Vice President and Chief Revenue Officer, regarding their employment with Cisco. On or around September 14, 2023, Cisco requested permission to propose and negotiate full terms of the senior executives’ employment agreements, including compensation-related items. After discussion and consideration of the progress of Splunk’s negotiations on the overall transaction with Cisco, the Transaction Committee authorized Mr. Steele, Mr. Casey and Mr. Smith to negotiate their employment with Cisco, including compensation-related items. Prior to that date, Cisco had not discussed compensation-related items with Mr. Steele. Thereafter, all three executives and their personal legal counsel negotiated the terms of their respective employment agreements with Cisco and Simpson.

The disclosure in the section captioned “Opinion of Qatalyst Partners LP” beginning on page 43 of the Proxy Statement is hereby amended and supplemented as follows:

The disclosure under the subheading “Discounted Cash Flow Analysis” is hereby amended and supplemented by adding the following underlined text in the first bullet of such subheading on page 45 of the Proxy Statement:

o	the implied net present values of the estimated future unlevered free cash flows (which are referred to as the “UFCF”) of the Company based on each of the Baseline Management Projections, the Sensitivity 1 Projections and the Sensitivity 2 Projections, as applicable, for the third quarter of fiscal year 2024 through fiscal year 2034 (which implied present values were calculated using a range of discount rates of 12.0% to 14.0%, based on an estimated weighted average cost of capital for the Company, as calculated by Qatalyst Partners utilizing the capital asset pricing model and inputs based on Qatalyst Partners’ professional judgment);

The disclosure under the subheading “Discounted Cash Flow Analysis” is hereby amended and supplemented by adding the following underlined text in the second bullet of such subheading on page 45 of the Proxy Statement:

o	net debt of approximately $1.4 billion, as of July 31, 2023 (including approximately $42 million of non-current investments and pro forma for the paydown of the Company’s 2023 Notes, due on September 15, 2023), as provided by management of the Company; and

The disclosure under the subheading “Selected Transactions Analysis” is hereby amended and supplemented by adding the following underlined text in the first paragraph of such subheading on page 47 of the Proxy Statement:

Qatalyst Partners compared sixty-eight selected public company transactions, which were selected by Qatalyst Partners in its professional judgment, including transactions involving companies participating in similar lines of business to the Company or with similar business models, similar financial performance or other relevant or similar characteristics.

The disclosure in the section captioned “Opinion of Morgan Stanley & Co. LLC” beginning on page 51 of the Proxy Statement is hereby amended and supplemented as follows:

The disclosure under the subheading “Summary of Financial Analysis” is hereby amended and supplemented by adding the following underlined text in the first paragraph of such subheading on page 52 of the Proxy Statement:

The following is a summary of the material analyses performed by Morgan Stanley in connection with its oral opinion as of September 20, 2023, subsequently confirmed in writing as of such date to the Board of Directors. The following summary is not a complete description of Morgan Stanley’s opinion or the financial analyses performed and factors considered by Morgan Stanley in connection with its opinion, nor does the order of analyses described represent the relative importance or weight given to those analyses. Some of these summaries of financial analyses include information presented in tabular format. In order to fully understand the financial analyses used by Morgan Stanley, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. The analyses listed in the tables and described below must be considered as a whole; considering any portion of such analyses and the factors considered, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying Morgan Stanley’s opinion. The analyses performed by Morgan Stanley described below were based on a fully diluted share count of 179 million shares of Splunk common stock (using the treasury stock method in respect of Company Options) as provided by Splunk’s management.

The disclosure under the subheading “Discounted Equity Value Analysis” is hereby amended and supplemented by adding the following underlined text in the first full paragraph of such subheading on page 55 of the Proxy Statement:

To calculate these discounted fully diluted equity values, Morgan Stanley utilized calendar year 2026 revenue estimates under each of the Research Case and the Management Projections, respectively. Based upon the application of its professional judgment and experience, Morgan Stanley applied a forward range of price to estimated levered free cash flow multiples (based on such multiples for the comparable companies) and aggregate value to estimated revenue multiples (based on such multiples for the comparable companies) to these levered free cash flow and revenue estimates, respectively, in order to reach a future-implied fully diluted aggregate value and equity value, respectively. For each of the Research Case and the Management Projections, Morgan Stanley applied, based on its professional judgment, a price to estimated levered free cash flow multiple range of 15.0x to 25.0x and an aggregate value to estimated revenue multiple range of 4.0x to 6.0x, each to generate an undiscounted implied future fully diluted equity value.

The disclosure under the subheading “Discounted Equity Value Analysis” is hereby amended and supplemented by adding the following underlined text in the second full paragraph of such subheading on page 55 of the Proxy Statement:

In each case, Morgan Stanley then discounted the resulting implied future fully diluted equity value to September 19, 2023, at a discount rate of 12.9 percent, which rate was selected by Morgan Stanley based on Splunk’s estimated cost of equity, estimated using the capital asset pricing model method and utilizing inputs based on Morgan Stanley’s professional judgment of a 6 percent market risk premium, a risk-free rate of 4.3 percent based on the 10-year U.S. Treasury yield as of September 19, 2023, and a 1.43 predicted beta per Barra. The results of this analysis are listed below:

The disclosure under the subheading “Discounted Cash Flow Analysis” is hereby amended and supplemented by adding the following underlined text in the second paragraph of such subheading on page 55 of the Proxy Statement:

Morgan Stanley first calculated the estimated unlevered free cash flow, which is defined as non-GAAP adjusted earnings before interest, taxes, depreciation and amortization (unburdened by stock-based compensation), (i) less taxes, (ii) less stock-based compensation expense, (iii) less capital expenditures, (iv) less capitalized deferred commissions, (v) plus amortization of deferred commissions, (vi) plus or minus changes in deferred revenue, and (vii) plus or minus changes in net working capital, for calendar years 2023 through 2033, which estimated unlevered free cash flow were provided for Morgan Stanley’s use by Splunk’s management. The free cash flow and terminal value were discounted to present values as of September 19, 2023, at a discount rate ranging from 11.6 percent to 13.5 percent. These discount rates were selected, upon the application of Morgan Stanley’s professional judgment and experience, to reflect Splunk’s estimated weighted average cost of capital, determined by applying the capital asset pricing model method to calculate Splunk’s cost of equity and an estimate based upon the application of Morgan Stanley’s professional judgment and experience for Splunk’s cost of debt. To calculate terminal values, Morgan Stanley utilized perpetual growth rates of 3.0 percent to 5.0 percent as part of its analyses, with such rates selected upon the application of Morgan Stanley’s professional judgment and experience. The resulting aggregate value was then adjusted for net debt of approximately $1.4 billion as of July 31, 2023 (pro forma for paydown of the Company’s 2023 Notes, due on September 15, 2023), as provided by Splunk’s management.

Each of the references to “Innovation Holding Company Ltd” in the tables following the second paragraph under the subheading “Precedent Transactions Multiples Analysis” on pages 56 and 57 of the Proxy Statement are hereby replaced with “Inovalon Holdings, Inc.”.

The disclosure under the subheading “General” is hereby amended and supplemented by adding the following underlined text in the third full paragraph of such subheading on page 60 of the Proxy Statement:

Under the terms of its engagement letter, Morgan Stanley provided the Board of Directors with financial advisory services and an opinion, described in this section and attached to this proxy statement as Annex C-2, in connection with the Merger, and Splunk has agreed to pay Morgan Stanley an aggregate fee of approximately $45 million, approximately $7.5 million of which was earned following delivery of the opinion described in this section and attached to this proxy statement as Annex C-2 (regardless of the conclusion reached in such opinion) and the remainder of which is contingent upon the consummation of the Merger. In addition, upon the closing of the Merger, Morgan Stanley may receive additional value resulting from adjustments to the 2027 Base Capped Call Transaction between Morgan Stanley and Splunk entered into in connection with Splunk’s issuance of 2027 Convertible Notes. Morgan Stanley estimates that, subject to the full unwind, and exercise, settlement, cancellation or other termination, of the 2027 Base Capped Call Transaction, Morgan Stanley may realize a net gain (after taking into account any estimated hedging gains or losses) in connection with the 2027 Base Capped Call Transaction of up to approximately $5 million as a result of the Merger, after giving effect to Morgan Stanley’s hedging activities based on Morgan Stanley’s ordinary hedging practices and a range of stated assumptions, including volatilities and other reasonable assumptions. The actual amount of any such gain will not be known until the 2027 Base Capped Call Transaction has been exercised, settled, cancelled or otherwise terminated in accordance with its terms and Morgan Stanley has completed all of its unwind activities, and such amount may differ from the estimate provided above. Splunk has also agreed to reimburse Morgan Stanley for its reasonable and documented out-of-pocket expenses, including fees of outside counsel and other professional advisors, actually incurred in connection with its engagement. In addition, Splunk has agreed to indemnify Morgan Stanley and its affiliates, its and their respective officers, directors, employees and agents and each other person, if any, controlling Morgan Stanley or any of its affiliates against certain losses, claims, damages or liabilities and expenses related to, arising out of or in connection with Morgan Stanley’s engagement.

The disclosure in the section captioned “Management Projections” beginning on page 61 of the Proxy Statement is hereby amended and supplemented as follows:

The disclosure under the subheading “Summary of Management Projections” is hereby amended and supplemented with additional baseline management projections by replacing in its entirety the table in the fourth paragraph of such subheading on page 62 of the Proxy Statement:

(In millions)	FY2024E	FY2025E	FY2026E	FY2027E	FY2028E	FY2029E	FY2030E	FY2031E	FY2032E	FY2033E	FY2034E

	Baseline Management Projections

Revenue	$4,038	$4,668	$5,511	$6,438	$7,369	$8,288	$9,195	$10,115	$11,126	$12,239	$13,462
Non-GAAP Operating Income(1)	$1,006	$1,272	$1,824	$2,253	$2,727	$3,149	$3,678	$4,046	$4,450	$4,895	$5,385
Net Operating Income After Taxes(2)	$999	$1,249	$1,771	$2,185	$2,305	$2,655	$3,090	$3,377	$3,690	$4,032	$4,406
Less: Capital Expenditures	($20)	($20)	($20)	($20)	($20)	($20)	($20)	($20)	($20)	($20)	($20)
Plus: Depreciation and Amortization	$15	$15	$15	$16	$17	$18	$19	$19	$20	$20	$20
Plus: Cash from Working Capital (incl. Deferred Revenue)	($57)	$78	$5	$14	$364	$451	$550	$655	$779	$918	$1,077
Unlevered Free Cash Flow(3)	$937	$1,322	$1,771	$2,195	$2,666	$3,104	$3,638	$4,031	$4,469	$4,950	$5,483
Stock-Based Compensation	($791)	($672)	($525)	($579)	($663)	($746)	($828)	($809)	($779)	($734)	($673)
	Sensitivity 1 Projections
Revenue	$4,038	$4,564	$5,188	$5,916	$6,718	$7,555	$8,382	$9,220	$10,142	$11,157	$12,272
Non-GAAP Operating Income(1)	$1,006	$1,264	$1,574	$1,980	$2,418	$2,871	$3,353	$3,688	$4,057	$4,463	$4,909
Unlevered Free Cash Flow(3)	$937	$1,284	$1,610	$1,967	$2,459	$2,830	$3,317	$3,676	$4,075	$4,513	$4,999
Stock-Based Compensation	($791)	($657)	($494)	($532)	($605)	($680)	($754)	($738)	($710)	($669)	($614)
	Sensitivity 2 Projections
Revenue	$4,038	$4,564	$5,188	$5,916	$6,623	$7,181	$7,619	$8,019	$8,440	$8,883	$9,350
Non-GAAP Operating Income(1)	$1,006	$1,264	$1,574	$1,980	$2,384	$2,729	$3,048	$3,208	$3,376	$3,553	$3,740
Unlevered Free Cash Flow(3)	$937	$1,284	$1,610	$1,967	$2,426	$2,692	$3,017	$3,199	$3,392	$3,596	$3,811
Stock-Based Compensation	($791)	($657)	($494)	($532)	($596)	($646)	($686)	($642)	($591)	($533)	($467)

(1)	“Non-GAAP Operating Income” a non-GAAP financial measure, is calculated by starting with GAAP operating income (loss) and adjusting to exclude stock-based compensation and related employer payroll tax, amortization of intangible assets, acquisition-related adjustments, restructuring and facility exit charges, and capitalized software development costs.

(2)	“Net Operating Income After Taxes” is Non-GAAP Operating Income less cash taxes.

(3)	“Unlevered Free Cash Flow” is Non-GAAP Operating Income plus (1) depreciation and amortization expense, (2) increases in deferred revenue, and (3) amortization of deferred commissions, less (1) cash taxes, (2) capital expenditures, (3) capitalized deferred commissions, and plus or minus changes in net working capital (excluding deferred revenue).

Splunk Cautionary Statement Regarding Forward-Looking Statements

This communication contains “forward-looking statements” within the meaning of the federal securities laws, including Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are based on Splunk’s current expectations, estimates and projections about the expected date of closing of the proposed transaction and the potential benefits thereof, its business and industry, management’s beliefs and certain assumptions made by Splunk and Cisco, all of which are subject to change. In this context, forward-looking statements often address expected future business and financial performance and financial condition, and often contain words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “could,” “seek,” “see,” “will,” “may,” “would,” “might,” “potentially,” “estimate,” “continue,” “expect,” “target,” similar expressions or the negatives of these words or other comparable terminology that convey uncertainty of future events or outcomes. All forward-looking statements by their nature address matters that involve risks and uncertainties, many of which are beyond our control, and are not guarantees of future results, such as statements about the consummation of the proposed transaction and the anticipated benefits thereof. These and other forward-looking statements, including the failure to consummate the proposed transaction or to make or take any filing or other action required to consummate the transaction on a timely matter or at all, are not guarantees of future results and are subject to risks, uncertainties and assumptions that could cause actual results to differ materially from those expressed in any forward-looking statements. Accordingly, there are or will be important factors that could cause actual results to differ materially from those indicated in such statements and, therefore, you should not place undue reliance on any such statements and caution must be exercised in relying on forward-looking statements. Important risk factors that may cause such a difference include, but are not limited to: (i) the completion of the proposed transaction on anticipated terms and timing, including obtaining shareholder and regulatory approvals, anticipated tax treatment, unforeseen liabilities, future capital expenditures, revenues, expenses, earnings, synergies, economic performance, indebtedness, financial condition, losses, future prospects, business and management strategies for the management, expansion and growth of Splunk’s business and other conditions to the completion of the transaction; (ii) the impact of the COVID-19 pandemic on Splunk’s business and general economic conditions; (iii) Splunk’s ability to implement its business strategy; (iv) significant transaction costs associated with the proposed transaction; (v) potential litigation relating to the proposed transaction; (vi) the risk that disruptions from the proposed transaction will harm Splunk’s business, including current plans and operations; (vii) the ability of Splunk to retain and hire key personnel; (viii) potential adverse reactions or changes to business relationships resulting from the announcement or completion of the proposed transaction; (ix) legislative, regulatory and economic developments affecting Splunk’s business; (x) general economic and market developments and conditions; (xi) the evolving legal, regulatory and tax regimes under which Splunk operates; (xii) potential business uncertainty, including changes to existing business relationships, during the pendency of the merger that could affect Splunk’s financial performance; (xiii) restrictions during the pendency of the proposed transaction that may impact Splunk’s ability to pursue certain business opportunities or strategic transactions; and (xiv) unpredictability and severity of catastrophic events, including, but not limited to, acts of terrorism or outbreak of war or hostilities, as well as Splunk’s response to any of the aforementioned factors. These risks, as well as other risks associated with the proposed transaction, are more fully discussed in the definitive proxy statement filed with the U.S. Securities and Exchange Commission on October 30, 2023 in connection with the proposed transaction. While the list of factors presented here is, and the list of factors presented in the proxy statement is, considered representative, no such list should be considered to be a complete statement of all potential risks and uncertainties. Unlisted factors may present significant additional obstacles to the realization of forward looking statements. Consequences of material differences in results as compared with those anticipated in the forward-looking statements could include, among other things, business disruption, operational problems, financial loss, legal liability to third parties and similar risks, any of which could have a material adverse effect on Splunk’s financial condition, results of operations, or liquidity. Splunk does not assume any obligation to publicly provide revisions or updates to any forward-looking statements, whether as a result of new information, future developments or otherwise, should circumstances change, except as otherwise required by securities and other applicable laws.

Additional Information and Where to Find It

In connection with the proposed transaction and required stockholder approval, Splunk filed with the SEC a definitive proxy statement on October 30, 2023. The proxy statement has been mailed to the stockholders of Splunk. This document is not a substitute for the proxy statement or any other document which Splunk may file with the SEC. Splunk’s stockholders are urged to carefully read the proxy statement (including all amendments, supplements and any documents incorporated by reference therein) and other relevant materials filed or to be filed with the SEC and in their entirety because they contain important information about the proposed transaction and the parties to the transaction. Investors may obtain free copies of these documents and other documents filed with the SEC at its website at www.sec.gov. In addition, investors may obtain free copies of the documents filed with the SEC by Splunk by going to Splunk’s Investor Relations page on its corporate website at https://investors.splunk.com or by contacting Splunk Investor Relations at ir@splunk.com.

Participants in the Solicitation

Splunk and its executive officers and directors may be deemed to be participants in the solicitation of proxies from Splunk’s stockholders with respect to the transaction. Information about Splunk’s directors and executive officers, including their ownership of Splunk securities, is set forth in the definitive proxy statement related to the transaction, which was filed with the SEC on October 30, 2023, proxy statement for Splunk’s 2023 Annual Meeting of Stockholders, which was filed with the SEC on May 9, 2023, Form 8-K filed with the SEC on September 21, 2023, and Splunk’s other filings with the SEC. Investors may obtain more detailed information regarding the direct and indirect interests of Splunk and its respective executive officers and directors in the transaction, which may be different than those of Splunk stockholders generally, by reading the definitive proxy statement regarding the transaction, which was filed with the SEC.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 17, 2023

Splunk Inc.

By:	/s/ Brian Roberts
Name:	Brian Roberts
Title:	Senior Vice President and Chief Financial Officer